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                                                                     EXHIBIT 4.3



                          REGISTRATION RIGHTS AGREEMENT


     THIS REGISTRATION RIGHTS AGREEMENT (the "Agreement") is entered into as of this 27th day of April, 1999 by and among VarsityBooks.com Inc., a Delaware corporation (the "Company"), with principal offices located at 1050 Thomas Jefferson Street, N.W., Washington, D.C. 20007, and Campus Pipeline, Inc., a Utah corporation (the "Investor), with principal offices located at 1111 Brickyard Road, Suite 102, Salt Lake City, Utah 84103.

RECITALS:

     WHEREAS, the Company and the Investor are parties to a Provider Agreement dated as of April 27, 1999 (the "Provider Agreement");

     WHEREAS, pursuant to the Provider Agreement, the Company has agreed to issue and sell to Pipeline one warrant to purchase up to 50,000 share of the Company's Common Stock, par value $.001 per share ("Common Stock") at an exercise price of $3.00 per share and a second warrant to purchase up to 100,000 shares of Common Stock at $3.00 per share (collectively, the "Pipeline Warrants"); and

     WHEREAS, it is a condition of the Provider Agreement that the Company enter into an agreement with Pipeline pursuant to which the Company will grant Pipeline certain rights to register the shares of Common Stock issuable upon exercise of the Pipeline Warrants.

     NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investor hereby agree as follows:

     1.   CERTAIN DEFINITIONS.

     The following terms shall have the following respective meanings:

          "Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

          "Holder" shall mean (a) the Investor so long as it holds any Registrable Securities and any person holding Registrable Securities to whom the Investor transfers the rights under this Agreement in accordance with Section 8 of this Agreement and (b) all "Holders" as defined in the Investors' Rights Agreement.

          "Investors' Rights Agreement" shall mean the Amended and Restated Investors' Rights Agreement dated as of February 25, 1999, with Baker & Taylor, Inc. ("B&T"), the holders of the Series A Preferred Stock, par value $.001 per share ("Series A Preferred Stock"), and the
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holders of Series B Preferred Stock, par value $.001 per share ("Series B
Preferred Stock").

          "Register", "registered" and "registration" shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

          "Registration Expenses" shall mean all expenses incurred by the Company in the performance of or compliance with this Agreement, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expense, and the expense of all special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

          "Registrable Securities" shall mean: (a) the Shares; (b) any other securities issued or issuable with respect to the Shares upon any stock split, stock dividend, recapitalization, or similar event or any Common Stock otherwise issued or issuable with respect to the Shares; and (c) any "Registrable Securities" as the term shall be defined in the Investors Rights' Agreement (prior to giving effect to the Waiver and Consent, dated the date of this Agreement, executed by certain holders of the Series A Preferred Stock, the Series B Preferred Stock and Common Stock); provided, that shares of Common Stock or other securities shall only be treated as Registrable Securities if and so long as they have not been (i) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (ii) sold in a transaction exempt from the registration and prospectus delivery requirements to the Securities Act so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale.

          "Rule 144" means Rule 144 promulgated under the Securities Act.

          "Rule 145" means Rule 145 promulgated under the Securities Act.

          "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

          "Selling Expenses" shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holder and all fees and disbursements of counsel for the Holder.

          "Selling Expenses" shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holder and all fees and disbursements of counsel for the Holder.

          "Shares" shall mean the shares of Common Stock subscribed for and purchased pursuant to the Pipeline Warrants.


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     2.   PIGGYBACK REGISTRATIONS.

               (a) Notice of Registration. If at any time or from time to time, the Company shall determine to register any of its securities, either for its own account or the account of a security holder or holders other than (i) the Company's Initial Public Offering (as defined in the Investors' Rights Agreement), (ii) a registration relating solely to employee benefit plans, or
(iii) a registration relating solely to employee benefit plans, or (iii) a registration relating solely to a transaction subject to Rule 145, the Company will:

                    (i) include such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests made within thirty (30) days after receipt of such written notice from the Company by any Holder.

               (b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise each Holder as a part of the written notice given pursuant to Section 2(a). In such event, the right of the Holder to registration pursuant to this Agreement shall be conditioned upon such Holder's participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company. Notwithstanding any other provision of this Agreement, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the number of shares to be underwritten, the managing underwriter may limit the number of Registrable Securities to be included in the registration and underwriting, on a pro rata basis based on the total number of securities (including, without limitation, Registrable Securities) entitled to registration pursuant to any registration rights granted by the Company at the time of the filing of the registration statement; provided, however, that with respect to any public offering following the Initial Public Offering, the number of shares allocated along all Holders of Registrable Securities exercising their rights under this Agreement shall not be less than thirty percent (30%) of the number of shares allocated to any Holder or other holder to the nearest one hundred (100) shares. If any Holder disapproves of the terms of any such underwriting, he or she may elect to withdraw therefrom by written notice to the Company and the managing underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

               (c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Agreement prior to the effectiveness of such registration, whether or not any Holder has elected to include securities in such registration.

     3.   EXPENSE OF REGISTRATION.

     All Registration Expenses incurred in connection with the Company's performance of or compliance with this Agreement shall be borne by the Company. All Selling Expenses relating


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to securities registered on behalf of the Holder and all other registration expenses incurred in connection with any registration pursuant to this Agreement shall be borne by the Holders of the registered securities included in such registration pro rata on the basis of the number of shares so registered.

     4.   REGISTRATION PROCEDURES.

     In the case of each registration, qualification or compliance effected by the Company pursuant to this Section 4, the Company will keep each Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense the Company will:

               (a) Prepare and file with the Commission a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for at least one hundred eighty (180) days or until the distribution described in the registration statement has been completed.

               (b) Furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such underwriters may reasonably request in order to facilitate the public offering of such securities;

               (c) Use its best efforts to register and qualify the securities covered by the registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to services of process in any such states or jurisdictions;

               (d) In the event of any underwritten public offering, enter into and perform all its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement; and

               (e) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statement therein not misleading in light of the circumstances then existing.

     5.   INDEMNIFICATION.

               (a) The Company will indemnify each Holder of Registrable Securities included in a registration pursuant to this Agreement, each of its officers, directors and partners, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls any underwriter within


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the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act, the Exchange Act, state securities laws or any rule or regulation promulgated under such laws applicable to the Company in connection with any such registration, qualification or compliance, and the Company will reimburse each such Holder, each of its officers and directors, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, as such expenses are incurred, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by any Holder, controlling person or underwriter and stated to be specifically for use therein.

               (b) Each Holder, severally and not jointly, will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers, director or partners and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such Holders, such directors, officers, partners, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, as such expenses are incurred, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein Notwithstanding the foregoing, the liability of each Holder under this Section 5(b) shall be limited to an amount equal to the net proceeds of the shares sold by such Holder.

               (c) Each party entitled to indemnification under this Section 5 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any


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such claim or any litigation resulting therefrom, provided that counsel for the
Indemnifying Party, who shall conduct the defense of such litigation shall be approved by the Indemnified Party may participate in such defense at such party's expense; provided, however, that an Indemnified Party (together with all other Indemnified Parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expense to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding. The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this
Section 5 unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

     6.   INFORMATION BY HOLDER.

     Each Holder of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder, the Registrable Securities held by them and the distribution proposed by such Holder as the Company may request in writing and as shall be required in connection with any registration, qualification or compliance referred to this Agreement.

     7.   RULE 144 REPORTING.

     With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to use its best efforts:

               (a) Make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the effective date that the Company becomes subject to the reporting requirements of the Securities Act or the Exchange Act;

               (b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it becomes subject to such reporting requirements); and

               (c) To furnish to each Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as


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an Investor may reasonably request in availing itself of any rule or regulation of the Commission allowing an Investor to sell any such securities without registration.

     8.   TRANSFER OF REGISTRATION RIGHTS.

     The rights to cause the Company to register securities granted the Investor under this Agreement may be assigned to a transferee or assignee reasonably acceptable (unreasonable transferees or assignees would include, but not be limited to, competitors or potential competitors of the Company as determined by the Board of Directors prior to transfer) to the Company in connection with any transfer or assignment of Registrable Securities by the Investor (together with any affiliate); provided that: (a) such transfer may otherwise be effected in accordance with applicable securities laws; (b) notice of such assignment is given to the Company; (c) such transferee or assignee covenants to be bound by the registration rights provisions in this Agreement; and (d) such transferee or assignee: (i) is a wholly-owned subsidiary or constituent partner (including limited partners, retired partners, spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) of the Investor; or (ii) acquires form the Investor at least fifty thousand (50,000) shares of Restricted Securities (as appropriately adjusted for stock splits and the like).

     9.   STANDOFF AGREEMENT.

     Each Holder holding more than one percent (1%) of the Company's Common Stock on a fully-diluted basis agrees in connection with the Initial Public Offering and the first public offering of the Company's securities thereafter (other than a registration of securities in a transaction subject to Rule 145 or with respect to an employee benefit plan) that, upon request of the Company or the underwriters managing any underwritten offering of the Company's securities, not to sell, many any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Registrable Securities (other than those included with the registration) without the prior written consent of the company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days from the effective date of such registration) as may be requested by the Company or such managing underwriters; provided, that: (a) the officers and directors of the Company also agree to such restrictions; and
(b) the holders of the Company's securities with registration rights similar to those granted by this Agreement also agree to, or are bound by, such restrictions.

     10.  TERMINATION OF RIGHTS.

     The rights of any particular Holder to cause the Company to register securities under this Agreement shall terminate with respect to such Holder on the fifth year anniversary of the effective date of the Company's Initial Public Offering.

     11.  OTHER REGISTRATION RIGHTS.

     The Company shall not grant any registration rights to any existing or future holder of equity securities of the Company, or securities convertible into Common Stock of the Company, which rights are more favorable than the registration rights granted to the Investor; provided, that notwithstanding the foregoing the Company may grant registration rights to existing or future


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holders of its equity securities on a pari passu basis with the Shares so long as the grant of such rights affect the registration rights held by all holders of Registrable Securities, including the holders of the Shares, equally.

     12.  MISCELLANEOUS.

               (a) The parties are entering this Agreement as independent contractors, and this Agreement will not be construed to create a partnership, joint venture, franchise or employment relationship between them. Neither party will represent itself to be an employee or agent of the other or enter into any agreement on the other's behalf or in the other's name.

               (b) Neither party will issue any press releases or make any other public disclosures regarding this Agreement or its terms without the other party's prior written consent or except as may be required by law in the opinion of the party's counsel.

               (c) Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies a, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

               (d) Except as otherwise provided herein,, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of e parties hereto.

               (e) No delay or omission to exercise any right, power or remedy accruing to any holder of y Shares upon any breach or default of the Company under this Agreement shall pair any such right, power or remedy of such holder, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence thereof or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default e deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder f any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Agreement. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

               (f) Notices deliverable under this Agreement shall be given in writing, addressed to each arty at its respective address first set forth above and shall be deemed to have been given either one day after being given to an express overnight carrier with a reliable system f r tracking delivery; or when sent by a facsimile promptly and specifically confirmed by telephone, with another copy sent by express overnight carrier with a reliable system for tracking delivery.

               (g) If any litigation is commenced to enforce any provision of this Agreement or to seek a declaration of the rights of the parties under this Agreement or as a result of any breach of any provision of this Agreement, the prevailing party will be entitled to recover from the non-prevailing party all of its costs and expenses incurred in connection with such litigation, including without limitation reasonable attorneys' fees.


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               (h) If any provision of this Agreement is declared null, void or otherwise unenforceable, the provision will be deemed severed from this Agreement, and the remainder of this Agreement will be enforceable to the maximum practicable extent.

               (i) This Agreement: (a) represents the entire agreement between the parties with respect to the subject matter hereof and supersedes any previous or contemporaneous oral or written agreements regarding such subject matter; and (b) may be amended or modified only by a written instrument signed by a duly authorized agent of each party.

               (j) This Agreement and all questions relating to its validity, interpretation, performance and enforcement, shall be construed and enforced in accordance with and governed by the internal laws of the State of Delaware.

               (k) This Agreement may be executed in any number of counterparts, each of which shall be original and all of which shall constitute together one and the same document.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first set forth above.


                                         VARSITYBOOKS.COM, INC.
                                          a Delaware corporation



                                         By:  /s/ VarsityBooks.com Inc.
                                              -------------------------------
                                         Print Name:
                                                     ------------------------
                                         Title:
                                                 ----------------------------


                                         CAMPUS PIPELINE, INC.,
                                          a Utah corporation


                                         By:  /s/ Campus Pipeline, Inc.
                                              -------------------------------
                                         Print Name:
                                                     ------------------------
                                         Title:
                                                 ----------------------------


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